UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2007

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-49995

(Commission File Number)

71-0867623

(IRS Employer Identification No.)

1066 West Hastings Street, Suite 2300, Vancouver, BC V6E 3X2

(Address of principal executive offices and Zip Code)

604.601.8336

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On February 27, 2007, we issued 126,000 Units at a purchase price of $1.20 per Unit to twelve (12) non U.S. persons (as that term is defined in Regulation S promulgated under the Securities Act of 1933) for gross proceeds of $151,200. Each Unit consisted of one common share and one-half of one common share purchase warrant. Each common share purchase warrant is exercisable into one common share at a price of $1.85 per warrant share for a period of 24 months from closing. The Units were issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Investors in this offering were introduced to our company by two finders to whom we paid a fee consisting of cash and agent’s share purchase warrants. One of the finders converted the cash portion of its fee into a subscription for units, and we issued to this finder an additional 4,720 Units (consisting of 4,720 common shares and 2,360 common share purchase warrants, exercisable at a price of $1.37 for a period of 24 months from closing). We issued an aggregate of 8,277 agent’s share purchase warrants to both finders. Each of these finders is a non-U.S. person and all of the activities with respect to this offering took place outside of the United States. All of the Units and the agent’s share purchase warrants were issued in an offshore transaction in which we relied on Regulation S and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Hamish Malkin

By: Hamish Malkin, CFO

Date: March 5, 2007